Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and “Selected Historical Financial Data of Archemix” and to the use of our report dated May 19, 2008 with respect to the financial statements of Archemix. Corp., included in the Proxy Statement of NitroMed, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of NitroMed, Inc.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 16, 2008